NEWS RELEASE

Investor Relations Contact:	Date: May 7, 2014
Nick Conrad
Phone: 419-891-6415
E-mail: nick_conrad@andersonsinc.com

THE ANDERSONS, INC. REPORTS FIRST QUARTER RESULTS
First Quarter Earnings of $0.80 per Diluted Share
Ethanol and Rail Groups Lead Earning Results

MAUMEE, OHIO, MAY 7, 2014 The Andersons, Inc. (Nasdaq: ANDE) announced first quarter net income attributable to the company of $22.7 million, or $0.80 per diluted share, on revenues of $1.0 billion. In the same three month period of 2013, the company reported results of $12.6 million, or $0.45 per diluted share, on $1.3 billion of revenues.

The Ethanol Group achieved record operating income of $19.8 million in the first quarter. This compares to $2.5 million earned during the same period of 2013. The higher income is primarily due to improved performance of the ethanol limited liability company investments, which benefited from strong ethanol margins. Ethanol margins during the first quarter were impacted by low U.S. ethanol stocks, accompanied by improving domestic and export demand. The Ethanol Group also benefitted from improved production rates, ongoing service fees, and increased co-product sales of corn oil, E-85, and distillers dried grains. Total revenues for the quarter were $189 million. In comparison, the group’s revenues for the same period last year were $199 million.

The Rail Group had record first quarter operating income of $15.0 million on revenues of $52 million. In the same three month period of 2013, the group earned $14.6 million and revenues were $46 million. The group’s revenue and income benefited from higher lease rates and increased income from car sales. The group recognized $10.8 million in pre-tax gains on sales of railcars and related leases and non-recourse transactions in the first quarter, which is approximately $1.0 million more than the prior year. The average utilization rate for the quarter was 88.4 percent in comparison to 84.6 percent for the same period last year.

The Grain Group reported first quarter operating income of $11.3 million in comparison to $8.3 million for the same period of the prior year. Included in this year’s results is a pre-tax gain of $17.1 million from the partial sale of its Lansing Trade Group holdings. At the time of the sale the group reduced its ownership percentage, on a fully diluted basis, to approximately 39.2 percent, whereas previously it held approximately a 47.5 percent ownership interest in Lansing. The Grain Group’s earnings from operations were a loss this quarter due in part to significantly lower space income, which was the result of less carry in the corn market and significantly reduced wheat inventory. The group’s earnings from its equity investments were also significantly reduced. First quarter revenues for the Grain Group were $583 million and $836 million for 2014 and 2013, respectively. Revenues decreased primarily due to lower grain prices, which decreased almost 30 percent.

The Plant Nutrient Group had an operating loss of $1.4 million during the first quarter on revenues of $108 million. In the same three month period of 2013, the group reported an operating loss of $0.6 million and revenues of $112 million. The first quarter results were lower than anticipated due to weather related delays in fieldwork; it appears much of this volume will shift to the second quarter. Margins from year to year are down slightly due to a slow start to the season.

The Turf & Specialty Group had operating income of $1.4 million on $44 million of revenues during the first quarter. Last year, the group reported $4.0 million of operating income on $47 million of revenues for the period.

The Retail Group had an operating loss of $2.3 million during the first quarter on revenues of $28 million. In the prior year, the group’s operating loss for the same three month period was $3.2 million, and revenues were $31 million.

“The superior results seen last year in both our Ethanol and Rail groups have continued into the first quarter. The Ethanol Group worked diligently to increase its production in the first quarter when other ethanol plants were forced to reduce production. This effort allowed our ethanol team to fully capitalize on the strong margins in the market. Our Rail Group continued to perform well, working to increase both lease and utilization rates over time,” CEO Mike Anderson stated. “The Grain Group, however, had a difficult quarter. Anticipated returns on stored grain inventories simply did not materialize in the quarter. While the Plant Nutrient Group was impacted by adverse weather in the first quarter, it should benefit from an anticipated significant corn crop planting in the second quarter, as long as the weather cooperates,” added Mr. Anderson.

The company will host a webcast on Thursday, May 8, 2014 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Condensed Consolidated Statements of Income
(unaudited)

(in thousands, except per share data)	Three months ended March 31,
	2014	2013
Sales and merchandising revenues	$1,003,294	$1,271,970
Cost of sales and merchandising revenues	926,519	1,192,697
Gross profit	76,775	79,273

Operating, administrative and general expenses	70,985	62,008
Interest expense	6,002	6,404
Other income:
Equity in earnings of affiliates, net	20,501	7,804
Other income, net	19,612	2,726
Income before income taxes	39,901	21,391
Income tax provision	13,872	9,079
Net income	26,029	12,312
Net income (loss) attributable to the noncontrolling interests	3,321	(266)
Net income attributable to The Andersons, Inc.	$22,708	$12,578

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$0.80	$0.45
Diluted earnings attributable to The Andersons, Inc. common shareholders	$0.80	$0.45
Dividends paid	$0.1100	$0.1067

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	March 31, 2014	December 31, 2013	March 31, 2013

Assets
Current assets:
Cash and cash equivalents	$43,693	$309,085	$58,284
Restricted cash	652	408	635
Accounts receivable, net	191,972	173,930	197,842
Inventories	725,584	614,923	753,378
Commodity derivative assets - current	119,330	71,319	158,079
Deferred income taxes	9,104	4,931	15,482
Other current assets	48,214	47,188	63,350
Total current assets	1,138,549	1,221,784	1,247,050

Other assets:
Commodity derivative assets - noncurrent	1,365	246	813
Other assets, net	114,528	118,010	104,535
Pension assets	15,079	14,328	—
Equity method investments	232,396	291,109	190,377
	363,368	423,693	295,725
Railcar assets leased to others, net	237,534	240,621	244,706
Property, plant and equipment, net	386,132	387,458	364,307
Total assets	$2,125,583	$2,273,556	$2,151,788

Liabilities and equity
Current liabilities:
Borrowings under short-term line of credit	$226,100	$—	$292,100
Accounts payable for grain	183,998	592,183	183,997
Other accounts payable	177,623	154,599	182,013
Customer prepayments and deferred revenue	124,981	59,304	160,191
Commodity derivative liabilities – current	32,153	63,954	50,157
Accrued expenses and other current liabilities	56,290	70,295	52,519
Current maturities of long-term debt	90,760	51,998	43,052
Total current liabilities	891,905	992,333	964,029

Other long-term liabilities	14,749	15,386	16,898
Commodity derivative liabilities – noncurrent	734	6,644	3,220
Employee benefit plan obligations	39,989	39,477	52,927
Long-term debt, less current maturities	306,161	375,213	412,700
Deferred income taxes	128,716	120,082	77,694
Total liabilities	1,382,254	1,549,135	1,527,468
Total equity	743,329	724,421	624,320
Total liabilities and equity	$2,125,583	$2,273,556	$2,151,788

The Andersons, Inc.
Segment Data

(in thousands)	Grain	Ethanol	Plant Nutrient	Rail	Turf & Specialty	Retail	Other	Total
Three months ended March 31, 2014
Revenues from external customers	$583,159	$188,820	$107,630	$52,302	$43,725	$27,658	$—	$1,003,294

Gross profit	17,008	7,365	14,075	21,865	8,475	7,987	—	76,775

Equity in earnings of affiliates, net	1,884	18,617	—	—	—	—	—	20,501

Other income (expense), net	18,346	(226)	185	710	307	112	178	19,612

Income (loss) before income taxes	11,303	23,148	(1,411)	15,045	1,375	(2,335)	(7,224)	39,901

Income (loss) attributable to the noncontrolling interests	(3)	3,324	—	—	—	—	—	3,321

Operating income (loss) (a)	$11,306	$19,824	$(1,411)	$15,045	$1,375	$(2,335)	$(7,224)	$36,580

Three months ended March 31, 2013
Revenues from external customers	$836,495	$199,309	$111,902	$46,364	$47,187	$30,713	$—	$1,271,970

Gross profit	24,850	4,805	13,949	18,979	9,018	7,672	—	79,273

Equity in earnings (loss) of affiliates, net	7,910	(106)	—	—	—	—	—	7,804

Other income (expense), net	571	231	(25)	946	275	114	614	2,726

Income (loss) before income taxes	8,299	2,213	(562)	14,574	4,001	(3,169)	(3,965)	21,391

Loss attributable to the noncontrolling interests	—	(266)	—	—	—	—	—	(266)

Operating income (loss) (a)	$8,299	$2,479	$(562)	$14,574	$4,001	$(3,169)	$(3,965)	$21,657

(a) Operating income (loss) for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income (loss).